Exhibit 10.34


                         COINSURANCE AND ADMINISTRATION
                                    AGREEMENT

                    (hereinafter referred to as "Agreement")


                                     between


                            CONSECO INSURANCE COMPANY
                                   (ILLINOIS)

                   (hereinafter referred to as the "Company")

                                       and

                     REASSURE AMERICA LIFE INSURANCE COMPANY
                                   (ILLINOIS)

                    (hereinafter referred to as "Reinsurer")


                           Effective: January 1, 2007



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                                Table of Contents
                                -----------------
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PREAMBLE..........................................................................................................1

ARTICLE I Coinsurance.............................................................................................1

   1.    Reinsurance..............................................................................................1
   2.    Transfer of Reserves; Initial Ceding Allowance;
         Initial Settlement of Quarterly Cash Flows...............................................................2
   3.    Agent Compensation.......................................................................................4
   4.    Payment of Premium Taxes and Guaranty Assessments........................................................4
   5.    Other Reinsurance........................................................................................4
   6.    Credit for Reinsurance...................................................................................5
   7.    New Business.............................................................................................5
   8.    Funds Withheld Account...................................................................................6

ARTICLE II Reinsurance Liability..................................................................................7

ARTICLE III Plan and Amount of Insurance..........................................................................8

   1.    Plan.....................................................................................................8
   2.    Reductions and Terminations..............................................................................8
   3.    Reinstatements...........................................................................................8
   4.    Misstatements............................................................................................8
   5.    Nonforfeiture Benefits...................................................................................8
   6.    Payment..................................................................................................9
   7.    Contractual Conversions; Internal Replacement............................................................9

ARTICLE IV Administration........................................................................................10

   1.    Transfer of Administrative Services.....................................................................10
   2.    Administrative Services.................................................................................10
   3.    Reports and Remittances.................................................................................11
   4.    Reservation of Authority................................................................................12
   5.    Complaint Handling Procedures...........................................................................13
   6.    Inquiries...............................................................................................14
   7.    Authorizations..........................................................................................14
   8.    Books and Records.......................................................................................14
   9.    Ownership of Premiums...................................................................................15
   10.   Security Interest.......................................................................................15
   11.   Termination of Services.................................................................................16
   12.   SOX Audit Language......................................................................................17
   13.   Gramm-Leach-Bliley Act..................................................................................17

ARTICLE V Representations and Warranties of the Company..........................................................18

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                                Table of Contents
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ARTICLE VI Representations and Warranties of Reinsurer...........................................................21

ARTICLE VII Representations and Warranties of Conseco, Inc.......................................................22

ARTICLE VIII Indemnification and Other Agreements................................................................23

   1.    Indemnification by Company..............................................................................23
   2.    Indemnification by Reinsurer............................................................................23
   3.    Notice of Potential Liability...........................................................................24
   4.    Opportunity to Defend...................................................................................24
   5.    Litigation Management...................................................................................24
   6.    Obligation of the Company to Fund Trust Account.........................................................25
   7.    Obligation of the Reinsurer to Fund Trust Account.......................................................26
   8.    Conduct of Business.....................................................................................27

ARTICLE IX TAX...................................................................................................28

   1.    DAC Tax.................................................................................................28
   2.    Excise Tax..............................................................................................28

ARTICLE X Insolvency.............................................................................................30

ARTICLE XI Duration of Coinsurance...............................................................................31

ARTICLE XII Settlement of disputes...............................................................................32

ARTICLE XIII Termination.........................................................................................33

   1.    Termination.............................................................................................33
   2.    Termination Event.......................................................................................33
   3.    Termination Date; Consequences of Termination...........................................................33
   4.    Termination Due to Breach of Administrative Services....................................................34
   5.    Servicing Following Termination.........................................................................35
   6.    Unamortized Portion of the Ceding Commission............................................................35

ARTICLE XIV General Provisions...................................................................................36

   1.    Non-Guaranteed Elements.................................................................................36
   2.    Reinsurance Conditions..................................................................................37
   3.    Errors and Omissions....................................................................................37
   4.    Offset..................................................................................................37
   5.    Certain Transfers.......................................................................................37
   6.    Authority...............................................................................................37
   7.    Entire Agreement........................................................................................37
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                                Table of Contents
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   8.    Amendment...............................................................................................38
   9.    Counterparts............................................................................................38
   10.   No Assignment...........................................................................................38
   11.   Binding Effect..........................................................................................38
   12.   Notices.................................................................................................38
   13.   Survival of Certain Representations of the Company......................................................39
   14.   Governing Law...........................................................................................39
   15.   Invalid Provisions......................................................................................39
   16.   Announcements...........................................................................................40
   17.   Contract Controls.......................................................................................40

ARTICLE XV Execution.............................................................................................41
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                                      iii

                                   Schedules
                                   ---------


Schedule A        Reinsured Policies

Schedule B        Regulatory Approvals

Schedule C        Reserves to be Transferred

Schedule D        Assets Assumed Transferred for Purposes
                  of Determining IMR Generated by    Transaction

Schedule E        Assets to be Transferred at Effective Date

Schedule F        Determination of Cash Component

Schedule G-1      Funds Held Assets at Effective Date

Schedule G-2      Funds Held Assets at Closing Date

Schedule H        Administrative Transfer Dates

Schedule I-1      Administrative Service Fees Payable to Company

Schedule I-2      Services and Standards Required for Administrative Transition

Schedule J        Transitional Accounting Report

Schedule K        Quarterly Report

Schedule L        Litigation

Schedule M        Other Reinsurance Agreements

                                    PREAMBLE
                                    --------

     WHEREAS, Conseco Insurance Company, an Illinois insurance company (the "Company"), desires to reinsure on a coinsurance basis a certain block of in force fixed and equity indexed annuities and traditional individual life insurance policies; and

     WHEREAS, Reassure America Life Insurance Company, an Illinois insurance corporation ("Reinsurer"), desires to reinsure and provide the administration of such annuities and life insurance policies; and

     WHEREAS, the Company and Reinsurer intend that the basis of the reinsurance shall be 100% coinsurance by Reinsurer; and

     NOW, THEREFORE, the Company, Reinsurer and Conseco, Inc. (solely as to
Article III, Section 7(b) and Article VII hereof) have entered into this Coinsurance and Administration Agreement ("Agreement") and mutually agree to reinsure the Company's annuity and life insurance policies on the terms and conditions set forth in this Agreement.

This Agreement is solely among the Company, Conseco, Inc. and Reinsurer and performance of the obligations of any party under this Agreement will be rendered solely to the other parties. In no instance will anyone other than the Company, Conseco, Inc. or Reinsurer have any rights under this Agreement.

                                    ARTICLE I

                                   COINSURANCE
                                   -----------

1.   Reinsurance

     The Company will cede and Reinsurer will accept on a coinsurance basis 100% ("Reinsurer's Share") of the Contractual Liabilities arising under the annuities and life insurance policies and plans of insurance, as set forth in Schedule A that are either in force on January 1, 2007 (the "Effective Date") or that constitute New Business, in each case net of Other Reinsurance whether or not collected. The annuities, life insurance policies and plans set forth in Schedule A, together with New Business, are hereinafter referred to collectively as the "Reinsured Policies" and individually as a "Reinsured Policy."

     For purposes of this Agreement, "Contractual Liability" and "Contractual Liabilities" shall be restricted to all liabilities and obligations arising from and after the Effective Date under the written terms and conditions of Reinsured Policies, and all liabilities and obligations arising from any act, error or omission of the Reinsurer in administering the Reinsured Policies pursuant to
Article IV, other than: (i) liabilities arising from acts, errors or omissions on the part of Company, its agents, employees or representatives (but excluding the Reinsurer) that cause liability beyond policy provisions; (ii) any non-policy liabilities, not attributable to the Reinsurer, including, without limitation, liabilities for expenses or commissions incurred prior to the Effective Date; (iii) Extra Contractual Obligations; (iv) any liabilities arising under or related to the Reinsured Policies incurred prior to the Effective Date; (v) any liabilities resulting from, arising out of or related to any enhancement of policy provisions by the Company occurring from and after the Effective Date, whether such enhancement is the result of a judgment, settlement, consent order or otherwise; and (vi) Reinsured Policies that annuitize during the period from the Effective Date to the applicable Administrative Transfer Date.

     For purposes of this Agreement, "Extra Contractual Obligations" means all liabilities or obligations arising under or in respect of a Reinsured Policy, exclusive of liabilities or obligations arising under the express written terms and conditions of a Reinsured Policy. Extra Contractual Obligations shall include (without limitation) any liability for fines, penalties, forfeitures, punitive, special, exemplary or other forms of extra-contractual damages, which liabilities or obligations arise from any act, error or omission, of the Company, its agents, employees or representatives, whether or not intentional, negligent, in bad faith or otherwise relating to: (i) the marketing, sale, underwriting, production or issuance of the Reinsured Policies, (ii) the cancellation or administration of the Reinsured Policies; (iii) the investigation, defense, trial, settlement or handling of claims, benefits, or payments under the Reinsured Policies; or (iv) the failure to pay, the delay in payment, or errors in calculating or administering the payment of benefits, claims or any other amounts due or alleged to be due under or in connection with the Reinsured Policies.

     The premium to be paid to Reinsurer by the Company for the Reinsured Policies will be Reinsurer's Share of all premiums paid to the Company under the Reinsured Policies on and after the Effective Date inclusive of policy and similar fees (together, "Premiums").

     This Agreement will not be effective, valid or binding absent receipt of all required regulatory approvals set forth in Schedule B. The Company shall have the right to rescind this Agreement, upon written notice given prior to the Closing Date, and this Agreement will be of no further force or effect, if any event, occurrence, fact, condition, change, development or effect shall have occurred since the date this Agreement is executed, but prior to the Closing Date, or could reasonably be expected to occur during such period, that, individually or in the aggregate with other such events, occurrences, facts, conditions, changes, developments or effects, has had or resulted in, or could reasonably be expected to become or result in, a material adverse effect on the Reinsurer or its ultimate parent company.

     The Reinsurer shall have the right to rescind this Agreement, upon written notice given prior to the Closing Date, and this Agreement will be of no further force or effect, if any event, occurrence, fact, condition, change, development or effect shall have occurred since the date this Agreement is executed, but prior to the Closing Date, or could reasonably be expected to occur during such period, that, individually or in the aggregate with other such events, occurrences, facts, conditions, changes, developments or effects, has had or resulted in, or could reasonably be expected to become or result in, a material adverse effect on the Company or Conseco, Inc.

2. Transfer of Reserves; Initial Ceding Allowance; Initial Settlement of Quarterly Cash Flows

     (a) In consideration for the reinsurance provided by Reinsurer, on the fifth business day following receipt of all regulatory approvals set forth in Schedule B, or on such other day as the parties may mutually agree (the "Closing Date"), the Company shall pay to Reinsurer an amount (the "Initial Net Consideration") equal to the sum of (x) and (y), where (x) equals Reinsurer's Share of (i) Net Reserves (as defined below), plus (ii) any interest maintenance reserves ("IMR") associated with this transaction including both the historical IMR identified in

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Schedule C and IMR generated by this transaction (determined with respect to the portfolio of investments described on Schedule D), less (iii) any policy loans outstanding on the Reinsured Policies, net of any unearned policy loan interest on those policy loans but including amounts of interest accrued with respect thereto, less (iv) the amount of the Funds Withheld Balance (each of items (i), (ii), (iii) and (iv) shall be determined as of the Effective Date), less (v) a ceding allowance (the "Initial Ceding Allowance") equal to $70.7 million; and
(y) equals the interest accrued on the amount determined pursuant to clause (x) from the Effective Date through the Closing Date at a rate per annum equal to 5.50%. As used herein, "Net Reserves" means the statutory reserves attributable to the Contractual Liabilities reinsured hereunder determined as of the Effective Date and in accordance with Company SAP consistently applied, net of
(1) reserves ceded under Other Reinsurance, (2) reserves for life claims in the course of settlement, (3) life claims that have been incurred but not reported, and (4) annuities in payout, each as of the Effective Date.

     (b) (i) The Initial Net Consideration shall be payable in cash and in kind as provided herein. The Company will transfer to Reinsurer certain assets in-kind (the "Transferred Assets") and an amount of cash determined as specified below (the "Cash Component"). The Transferred Assets will include all or a substantial portion of those assets listed in Schedule E each with a fair market value (excluding accrued investment income) determined as of the Effective Date as the mutually agreed to price stated in Schedule E; provided that, (x) for assets (such as mortgage or asset backed securities) that have periodic repayments of principal, the market values specified in Schedule E shall be reduced by the amount of such principal repayments from the Effective Date to the Closing Date and (y) for assets that have been sold in part, the market values stated therein shall be reduced proportionally.

          (ii) The Transferred Assets will be selected from those assets listed in Schedule E subject to changes mutually agreed by both parties, which changes shall hereafter be referred to as the "Substituted Assets." Each Substituted Asset shall have a market value as of the Effective Date equal to the average of the market values reported by the Bloomberg, L.P. and the Financial Times pricing sources. Substituted Assets shall: (A) not be substituted for any asset listed on Schedule E unless mutually agreed to by the parties; (B) have a similar market yield as the assets being replaced; (C) have a similar duration as the assets being replaced; and, (D) have a similar credit quality as the assets being replaced. In the case of (B), (C) and (D) above, each shall be determined as of the Effective Date.

          (iii) The fair market value specified in Schedule E for any asset listed therein plus accrued interest as at the Closing Date shall be the "Designated Value" for such asset. The amount of the Cash Component is determined such that the sum of the aggregate Designated Value for Transferred Assets and the amount of the Cash Component cash shall be equal to the Initial Net Consideration. If the Cash Component so determined is a negative number, the absolute value of such amount shall be paid by the Reinsurer to the Company. Summary computations with respect to the foregoing transfers are set forth on Schedule F hereto.

     (c) In addition, effective as of the Effective Date, the Company shall establish the Funds Withheld Account. Reinsurer shall be entitled to receive the benefits of the operation of the Funds Withheld Account as specified in Section 8 of this Article I from and after the Effective Date hereof and also the Reinsurer's Share of interest earned and principal repayments in respect of policy loans attributable to the Reinsured Policies

     (d) The Company represents and warrants that reserves and other amounts pertaining to the Reinsured Policies set forth on Schedule C hereto have been determined by the Company in accordance with Company SAP. For the purposes of this Agreement, "Company SAP" shall be defined as the statutory valuation methods, mortality tables, and interest rate bases duly adopted in accordance with applicable law in prior years by the Company with regard to the Reinsured Policies, but excluding the voluntary reserve strengthening on plans F14 and S500 with regard to cliff surrender charges and also excluding any portion of Company additional reserves held on account of asset adequacy analysis. Reinsurer agrees with respect to the Reinsured Policies, to establish and maintain as liability on its statutory statements proper reserves for the Reinsured Policies in accordance with statutory accounting practices applicable to Reinsurer, but in no case less than the statutory reserves as required by the regulatory authorities of the Company's state of domicile.

3.   Agent Compensation

     Reinsurer will pay, and will reimburse the Company to the extent the Company has paid for, all producer and marketing organization commissions incurred on or after the Effective Date related to the Reinsured Policies in accordance with procedures agreed to by the parties, except for any such commissions processed on the OASYS B system after the applicable Administrative Transfer Date. Reinsurer will not be responsible for reimbursing the Company for any other commissions or additional payments on account of producers or marketing organizations, including, without limitation, those made under any production or persistency bonus or incentive program applicable to the Reinsured Policies. Without Reinsurer's prior written consent, the Company shall not implement any material modification to its current producer commission or service plans or arrangements applicable to the Reinsured Policies. The Company can collect outstanding debt from agents for its own benefit, including offsetting against commissions payable.

4.   Payment of Premium Taxes and Guaranty Assessments

     The Company will pay all actual premium taxes and any other similar assessments (including all guaranty fund assessments not offset from such premium taxes) related to the Reinsured Policies incurred on or after the Effective Date. Reinsurer will reimburse the Company for such amounts quarterly.

5.   Other Reinsurance

     With the prior written consent of Reinsurer, the Company may exercise any right it may have to recapture risk under the Reinsured Policies ceded under any existing reinsurance ("Other Reinsurance") and Reinsurer will reinsure such recaptured risk under this Agreement. Upon request by Reinsurer, the Company agrees to take reasonable action to exercise its rights to recapture risk under the Reinsured Policies ceded under any such Other Reinsurance and Reinsurer will reinsure such recaptured risk under this Agreement. Notwithstanding the foregoing, the Reinsurer shall not have any obligation to reinsure any such recaptured risks hereunder unless and until the Company shall have transferred to the Reinsurer the Reinsurer's

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Share of the amount of statutory reserves in respect of such recaptured risks calculated as of the effective date of such recapture in accordance with Company SAP consistently applied.

6.   Credit for Reinsurance

     (a) From the Effective Date to the Closing Date, the Company shall calculate, establish and maintain proper reserves with respect to the Reinsured Policies in accordance with Company SAP consistently applied.

     (b) From the Closing Date to the applicable Administrative Transfer Date, the Company shall calculate proper reserves with respect to the Reinsured Policies in accordance with Company SAP consistently applied, and Reinsurer shall establish and maintain proper reserves for the Reinsured Policies in accordance with statutory accounting practices applicable to Reinsurer, but in no case less than the statutory reserves as required by the regulatory authorities of the Company's state of domicile

     (c) From and after the applicable Administrative Transfer Date, Reinsurer shall calculate, establish and maintain proper reserves for the Reinsured Policies in accordance with statutory accounting practices applicable to Reinsurer, but in no case less than the statutory reserves as required by the regulatory authorities of the Company's state of domicile. On an annual basis during each year after the Administrative Transfer Date in which this Agreement remains in force, in connection with the preparation of the Company's annual financial statements the Reinsurer shall cause its appointed actuary to provide to the Company's appointed actuary an actuarial opinion in compliance with the current NAIC requirements. Such actuarial opinion shall state that, in the opinion of the Reinsurer's appointed actuary, such reserves and related actuarial values concerning the Reinsured Policies as of the date of such actuarial opinion: (i) are computed in accordance with presently accepted actuarial standards consistently applied and are fairly stated, in accordance with sound actuarial principles; (ii) are based on actuarial assumptions which produce reserves at least as great as those called for in any provision of the Reinsured Policies concerning the reserve basis and method, and are in accordance with all other contract provisions of the Reinsured Policies; (iii) meet the requirements of the insurance laws and regulations of the Company's state of domicile; (iv) are computed on the basis of assumptions consistent with those used in computing the corresponding items in the prior year; and (v) include provision for all actuarial reserves and related statement items which should be established in accordance with sound actuarial principles. In addition, in connection with the Reinsured Policies, Reinsurer agrees to disclose to the Company its actuarial assumptions relied on in establishing its reserves and the results of its asset adequacy testing for the Reinsured Policies.

7.   New Business

     The Reinsurer will reinsure and be liable pursuant to this Agreement for Contractual Liabilities arising under Reinsured Policies issued after the Effective Date on applications submitted no later than June 30, 2007 and administered by the Company on its Bannerstone administration system ("New Business") provided that such New Business is written and issued in the ordinary course of business in accordance with past practices and the Company's underwriting guidelines in force on the Effective Date. In its sole discretion, the Reinsurer may treat any policies or contracts not meeting the requirements of the foregoing sentence as "New Business" and reinsure such policies or contracts hereunder. Notwithstanding anything herein to the contrary, the Company shall use its best efforts to cease issuing New Business as soon as practicable after the date of this Agreement.

8.   Funds Withheld Account

     (a) The Company shall establish and maintain a funds withheld account (the "Funds Withheld Account") as of the Effective Date which shall be reported in accordance with Schedule J. The opening balance of the Funds Withheld Account shall be equal to the market value of the call option contracts identified on Schedule G-1 as of the Effective Date (the "Opening Balance"). For each report in the form set forth in Schedule J provided to the Reinsurer in accordance with this Agreement, the ending balance of the Funds Withheld Account shall be equal to the market value of the Hedges as of the date of such report. For purposes of this Agreement, "Hedge or Hedges" shall mean the call option contracts identified on Schedule G-1, or any one of them, and any additional call option contract purchased by the Company prior to the Closing Date to hedge risk associated with a Reinsured Policy (except simple index annuity products), which will be listed on Schedule G-2 to be provided to the Reinsurer on or before the Closing Date. Changes to the Funds Withheld Account shall be reported quarterly in accordance with Schedule J.

     (b) During the period from the Effective Date to but excluding the Closing Date, the Company will continue to manage the Hedges in accordance with applicable law and its historic practices. Any Hedges purchased by the Company during such period will be allocated proportionately to the Reinsured Policies, with the proportion determined by the notional amount of liability for each weekly cohort as determined on the day the Hedge is purchased. Reinsurer will pay the Company for the cost of any Hedges purchased during such period allocated to the Reinsured Policies. The Company will pay Reinsurer the value of the Hedges when they mature.

     (c) During the twelve-month period beginning on the Closing Date and ending on the first anniversary thereof, the Company will transmit to Reinsurer its report on the inventory of Hedges for the Reinsured Policies (the "Inventory"). The Company will transmit the Inventory report to the Reinsurer weekly and, on the Inventory, the Company will establish the valuation of the Hedges consistent with the Company's historic practices.

     (d) Following the Closing Date and continuing until the final Administrative Transfer Date, Company shall provide to the Reinsurer each business day data similar to that which has been provided to Reinsurer as an example of the information currently being used by Company to manage the Hedges. In particular, this information will include a schedule which lists by premium anniversary date at least the following information:

          i. volume of business in force, measured by account value on immediately preceding premium anniversary date;
          ii.  the strike price;
          iii. the average participation rates; and,
          iv. the historical monthly strike prices for completed months since the previous premium anniversary date.

                                   ARTICLE II

                              REINSURANCE LIABILITY
                              ---------------------

     Reinsurer's liability with respect to any Contractual Liability on any Reinsured Policy begins on the Effective Date and ends at the same time as that of the Company; provided, however, that Reinsurer will have no liability for any Contractual Liability incurred before the Effective Date, except for annuity claims in the course of settlement and annuity claims incurred but not reported which were included in the asset transfer. Reinsurer will not participate in any enhancement of policy provisions by the Company occurring from and after the Effective Date whether such enhancement is the result of a judgment, settlement, consent order or otherwise unless agreed to by Reinsurer in writing prior to granting of such enhancement, including enhancements agreed to by Reinsurer pursuant to Section 8.5.

     The payment of Premiums is a condition precedent to the continuing liability of Reinsurer under this Agreement. If Premiums with respect to this Agreement are not paid when due, to the extent such Premiums are in the possession of the Company and not otherwise collected directly by the Reinsurer pursuant to Article IV, Reinsurer shall have the right to provide to the Company forty-five (45) days' prior written notice (the "Initial Notice") of its intent to terminate because of the Company's failure to pay Premiums. If following forty-five days after delivery of the Initial Notice, Premiums with respect to this Agreement are not paid when due, Reinsurer shall have the further right to provide to the Company a second forty-five (45) days' prior written notice (the "Second Notice") of its intent to terminate because of the Company's failure to pay Premiums. Reinsurer shall use its commercially reasonable efforts to ensure that any such Second Notice shall be delivered both to the Chief Executive Officer of the Company and to its Chief Financial Officer. The Second Notice shall attach a copy of this Agreement and indicate on its face a reference to this provision. Reinsurance of all Reinsured Policies having Premiums in arrears shall terminate as of the date to which Premiums had previously been paid unless all such Premiums in arrears are paid before the end of the second forty-five
(45) day notice period. No such termination shall become effective unless and until Reinsurer shall have delivered both the Initial Notice and the Second Notice and each of the 45-day cure periods described above and therein shall have ended without cure of the Company's failure to pay the Premiums therein noted. If, as set forth above, reinsurance with respect to the Reinsured Policies shall terminate due to the Company's failure to pay Premiums, reinsurance hereunder of the Reinsured Policies with Premiums subsequently becoming due shall terminate automatically as of the date upon which new Premiums become due. Notwithstanding the foregoing, reinsurance shall remain in full force and effect with respect to the Reinsured Policies for which there are no Premiums in arrears. Furthermore, Reinsurer's termination rights pursuant to this Article II shall only apply in the event Reinsurer is unable to set off the unpaid Premiums against the Reinsurer's share of any Contractual Liabilities owed to the Company.

                                  ARTICLE III

                          PLAN AND AMOUNT OF INSURANCE
                          ----------------------------

1.   Plan

     Reinsurance under this Agreement is on a coinsurance basis and is subject to the written terms and conditions set forth in the Reinsured Policies, and any amendments thereto in effect as of the Effective Date.

2.   Reductions and Terminations

     Reinsurance amounts are calculated in terms of coverages on a "per policy" basis. If the coverage of any Reinsured Policy on an insured is reduced or terminated, reinsurance under this Agreement on such Reinsured Policy will be similarly reduced or terminated.

3.   Reinstatements

     A Reinsured Policy ceded under this Agreement that is reduced, terminated or lapsed, and later reinstated pursuant to policy provisions will be reinsured by Reinsurer. Reinsurer will be entitled to receive the Reinsurer's Share of any Premiums and interest that the Company has received for reinstatement.

     A terminated policy that would have been a Reinsured Policy had it been in force on the date of this Agreement, that later reinstates pursuant to policy provisions, will be reinsured by Reinsurer and become a Reinsured Policy. Reinsurer will be entitled to receive the Reinsurer's Share of any Premiums and interest for coverage on or after the Effective Date that is received for reinstatement, and the Company will transfer to Reinsurer the Reinsurer's Share of the amount of the statutory reserves calculated as of the Effective Date. The date of reinsurance for such reinstated policies shall be the Effective Date.

4.   Misstatements

     If the insured's age or sex was misstated and the amount of insurance on the Company's policies is adjusted, the Company and Reinsurer will share the adjustment in proportion to the amount of liability of each with respect to such Reinsured Policy. Premiums will be recalculated for the correct age or sex and amounts according to the proportion as above and adjusted without interest. If the insured is still alive, the method above will be used for past years and the amount of reinsurance and Premium adjusted for the future to the amount that would have been correct at the Effective Date.

5.   Nonforfeiture Benefits

     Reinsurer shall reinsure any nonforfeiture benefit provided for under the terms of any Reinsured Policy.

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
6.   Payment

     For Reinsured Policies that annuitize prior to the applicable Administrative Transfer Date, Reinsurer will pay to the Company Reinsurer's Share in a lump sum without regard to the form of claim settlement of the Company.

7.   Contractual Conversions; Internal Replacement

     (a) In the event of a contractual conversion of any Reinsured Policy pursuant to the terms thereof, Reinsurer will reinsure the risk resulting from such conversion.

     (b) The Company and Conseco, Inc. each covenant not to solicit and to cause each of their respective Affiliates not to solicit, owners, beneficiaries or policyholders in connection with any program of internal replacement for any of the Reinsured Policies absent the prior written consent of Reinsurer. The term "program of internal replacement" shall mean any program sponsored or supported by the Company or any of its Affiliates offered to a class of policy owners in which a policy or a portion of any policy is exchanged for another policy not reinsured under this Agreement which is written by the Company or any Affiliate thereof, its successors or assigns. Should the Company, its Affiliates, successors or assigns initiate a program of internal replacement that would include any of the risks reinsured hereunder, the Company will immediately notify Reinsurer prior to the solicitation of any owners, beneficiaries or policyholders of any Reinsured Policy. For each risk reinsured hereunder that has been replaced under a program of internal replacement, Reinsurer shall have the option at its sole discretion of either treating the risks reinsured as recaptured on terms reasonably acceptable thereto or continuing reinsurance on the new policy under the terms of this Agreement without any additional ceding allowance therefor.

     For purposes of the foregoing, "Affiliate" shall mean, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have correlative meanings to the foregoing. In the event of a voluntary change in the control of the Company occurring prior to the fourth annual anniversary of the Effective Date of this Agreement, Conseco, Inc. covenants for itself and its Affiliates to cause the transferee in respect of such change in Control to undertake and assume the obligations of Conseco, Inc. hereunder for the benefit of Reinsurer. It is acknowledged that following any such undertaking and assumption, Conseco, Inc. and its Affiliates shall not be liable, contingently or otherwise, for the performance by any such successor (or any Affiliates of any such successor) of its (or their) obligations as so undertaken and assumed; provided, however, that Reinsurer shall be afforded the right to directly enforce any such covenant.

                                   ARTICLE IV

                                 ADMINISTRATION
                                 --------------

1.   Transfer of Administrative Services

     (a) On and after the dates set forth on Schedule H, which are subject to change upon mutual written consent, and for so long as the reinsurance provided hereunder remains in force unless otherwise terminated pursuant to Article XIII,
Section 4, Reinsurer shall be responsible for providing administrative services in accordance with Section 2 of this Article IV for the transferred Reinsured Policies. The effective date on which Reinsurer assumes responsibility for administrative services on a Reinsured Policy is referred to as an "Administrative Transfer Date." Prior to the applicable Administrative Transfer Date with respect to any Reinsured Policy, the Company shall continue to provide the administrative services for such Reinsured Policy in a manner consistent with applicable law, its current practices as of the date hereof and in accordance with the terms and conditions of the Reinsured Policies. In consideration for the Company performing these services, Reinsurer shall pay the Company, on a quarterly basis, the fees computed as set forth in Schedule I-1 for the Reinsured Policies administered by the Company.

     (b) The Company and Reinsurer shall cooperate with each other and use their respective commercially reasonable efforts to effect an orderly transition of all administrative services for the Reinsured Policies from the Company to Reinsurer as of the applicable Administrative Transfer Dates. Without limiting the generality of the foregoing, the Company shall provide the Reinsurer with the assistance, services and standards set forth in Schedule I-2 to support and effect such transition. After the applicable Administrative Transfer Date, no additional fees shall be incurred by the Reinsurer pursuant to this Article IV,
Section 1.

2.   Administrative Services

     (a) The Reinsurer shall provide the following administrative services with respect to any Reinsured Policy from and after the applicable Administrative Transfer Date: (i) preparing and mailing all necessary or appropriate policy and annuity statements, reports and communications, including premium notices; (ii) collecting premiums and amounts due under the Reinsured Policies; (iii) receiving, processing, investigating, evaluating, and paying claims and/or surrenders filed by or on behalf of holders of Reinsured Policies; (iv) defending any action brought under a Reinsured Policy with respect to Contractual Liabilities; (v) providing usual and customary services for holders of Reinsured Policies, including, without limitation, processing loans, non-forfeiture claims, lapses, annuity payments, reinstatements, cancellations, conversions and other changes provided for under the Reinsured Policies and calculations related thereto, and call center operations; (vi) providing the Company with information on commissions and producers entitled thereto, if any, for the Reinsured Policies; (vii) providing all accounting and actuarial information related to the Reinsured Policies that are necessary for the Company to timely meet its statutory, GAAP or tax accounting and reporting requirements;
(viii) maintaining appropriate books and records of all transactions related to the Reinsured Policies, including the obligation to maintain books and records pursuant to Article VIII, Section 5; (ix) administering Other Reinsurance; (x) tax reporting to policyholders, including 1099s, and (xi) providing such additional services as may be necessary and appropriate to properly administer the Reinsured Policies. Reinsurer shall perform such administrative services in accordance with the written provisions of the Reinsured Policies. Reinsurer's performance of services hereunder shall be in accordance with any applicable federal and state laws, rules and regulations.

     (b) Notwithstanding any other provision of this Agreement, the Reinsurer may, at its option, delegate its obligations under this Article IV to Transactions Applications Group, Inc. or, after providing prior written notice to the Company, to any other duly licensed third party administrator or other service provider. Any such delegation shall be effected in a manner that does not interrupt or impair the performance of the administrative services required hereby. In any event, no delegation will release the Reinsurer from responsibility to the Company under this Agreement with respect to the performance of the administrative services required hereby.

     (c) The Reinsurer shall not be entitled to any separate consideration, fees or reimbursement for the administrative services performed hereunder.

3.   Reports and Remittances


     (a) Between the Closing Date and the final Administrative Transfer Date, the Company shall prepare an accounting for each full or partial quarter prior to such final Administrative Transfer Date substantially in the form set forth in Schedule J (the "Transitional Quarterly Accountings"), provided that the Company will continue to report the Funds Withheld Account in accordance with Schedule J for the twelve month period following the Closing Date and provided further that the first Schedule J provided by the Company to the Reinsurer shall contain a reconciliation for the period from the Effective Date through the end of the calendar month immediately preceding the Closing Date. Each Transitional Quarterly Accounting shall be provided to Reinsurer by no later than the thirtieth (30th) day of the following calendar quarter. The final Transitional Quarterly Accounting shall be due by no later than thirty (30) days after the final Administrative Transfer Date. If any such Transitional Quarterly Accounting reflects a balance due Reinsurer it shall be paid in cash with the Transitional Quarterly Accounting. If any such Transitional Quarterly Accounting reflects a balance due the Company, the Reinsurer shall pay such balance in cash within ten (10) business days of the delivery of the Transitional Quarterly Accounting. Further, during the period from the Closing Date to the final Administrative Transfer Date, Reinsurer will advance cash to the Company for the benefits to be paid on the Reinsured Policies. Any funds so advanced shall be held by the Company in trust for the benefit of holders of Reinsured Policies and the Reinsurer. The balance of the advance will be trued-up monthly. The balance at these dates will be calculated as the estimated benefits to be paid prior to the next advance date. The Company will recalculate the advance balance each week, taking into account advances received and actual benefits paid. Should the advance balance fall below a threshold amount, then the advance will be trued-up as though it were the next regularly scheduled true-up date. The threshold amount will be calculated as the expected weekly benefit payments. The Company will pay interest to Reinsurer on the advance balance at the Fed Funds rate, which will be computed weekly based on an adjusted average advance balance. The adjusted average balance will be calculated based on the actual day of receipt of new advances, but as though benefits were paid at the middle period. The interest rate on the cash advance will equal the daily average of the Fed Funds rate for the weekly period. Any funds so advanced that are not paid as benefits on the Reinsured Policies prior to the final Administrative Transfer Date shall be returned to the Reinsurer within ten (10) business days.

     (b) From and after the first Administrative Transfer Date, the Reinsurer shall prepare a report for each full or partial quarter after such Administrative Transfer Date substantially in the form set forth in Schedule K (the "Quarterly Report"). Each Quarterly Report shall be provided to the Company by no later than the thirtieth (30th) day of the following calendar quarter.

     (c) Each party will provide the other in a timely manner with such other information related to this Agreement and the business reinsured hereunder that is reasonably required by the parties to prepare their respective financial reports under statutory, tax and GAAP accounting methods.

     (d) Interest will accrue at the Fed Funds rate and be payable on any balance due the Company or the Reinsurer set forth in any Transitional Quarterly Accounting or Quarterly Report that is not paid when due, calculated from the date such amount was due to the date on which such amount is remitted. Such interest shall accrue at an annual rate equal to the US Federal Funds Effective Rate ("the Fed Funds rate") defined, for purposes of this Agreement, as the daily weighted average Fed Funds rate on brokered trades set by the Federal Reserve after the close of daily business (or if not a business day, the first business day thereafter). This rate appears the following day on Bloomberg as the "FEDL" or published in the Wall Street Journal under Borrowing Benchmarks, Money Rates, Federal Funds Effective Rate, Latest.

4.   Reservation of Authority

     Notwithstanding anything to the contrary contained herein:

     (a) The Company shall have the ultimate and final authority over decisions and policies relating to the Reinsured Policies, and the Company has the right to inspect any and all documents that pertain to the administration of the Reinsured Policies by Reinsurer and any contract administrators. The Company's authority described above includes but is not limited to the acceptance, rejection or canceling of rights and the payment or nonpayment of claims under Reinsured Policies; provided, however, that if Reinsurer shall make any recommendations with respect thereto which recommendation shall be rejected by the Company, and the action or inaction taken by the Company results in any additional liabilities, damages, costs or expenses to the Company or Reinsurer, other than as specified in a Reinsured Policy, or if the Company's dealings with any of Reinsurer's contract administrators shall result in any additional liabilities, damages, costs or expenses to Reinsurer, such liabilities, damages, costs or expenses shall be the responsibility of the Company and Company shall indemnify and hold Reinsurer and Reinsurer's contract administrators harmless from and against any such liabilities, damages, costs or expenses.

     (b) The business and affairs of the Company shall be managed by its Board of Directors, and to the extent delegated by the Board, by the Company's designated officers. Reinsurer acknowledges that the Board of Directors of the Company is vested with the power, authority and responsibility for managing the business and affairs of the Company, including administrative services agreements of the Company with Reinsurer and any contractors. Reinsurer acknowledges that any and all actions or services, whether supervisory or ministerial, taken or provided pursuant to this Agreement by Reinsurer and any contract administrators, shall be subject to the continuous supervision by the Company's Board of Directors and officers.

5.   Complaint Handling Procedures

     (a) The parties will cooperate with each other in providing information necessary to respond to any complaints of policyholders concerning the Reinsured Policies. For purposes of this Section, a complaint shall not include Litigation which will be managed as provided in Article VIII.

     (b) After the Closing Date and before the applicable Administrative Transfer Date, Company shall promptly forward any such complaints, along with the proposed response, by facsimile or overnight mail to a contact person designated by Reinsurer in writing (the "Reinsurer Contact") for review. Upon answering such complaints, Company will furnish Reinsurer with a copy of the complaint file.

     (c) After the applicable Administrative Transfer Date, Reinsurer shall answer all complaints received by it concerning the Reinsured Policies, provided, that if a complaint relates to a matter that would be a liability of Company under this Agreement ("Company Complaint"), it shall be handled as provided in paragraph (d) of this Section. All complaints (including Company Complaints) concerning the Reinsured Policies received by Company after the applicable Administrative Transfer Date shall be promptly forwarded by facsimile or overnight mail (or as Reinsurer may otherwise direct) to the Reinsurer Contact for reply. Upon answering any complaints, Reinsurer will furnish Company with a copy of the complaint file.

     (d) If the complaint is a Company Complaint, Reinsurer shall:

(1) by the end of the fifth business day after receipt thereof, fax or overnight mail a copy of the Company Complaint to a contact person designated by the Company in writing (the "Company Contact");

(2) have the discretion to obtain an agent's statement and acknowledge receipt of the complaint;

(3) draft a proposed response to the complaint and provide a fax copy of the proposed response along with a copy of the applicable portion of the policy file to the Company Contact within ten (10) business days after receipt thereof. Company shall have five (5) business days from the date the proposed response is received from the Reinsurer to review the proposed response. If the Company disagrees with Reinsurer's proposed response, Company must provide the Reinsurer Contact with a written notice of objection within such 5 day period. If an objection is not received within such 5 day period, the Company shall be deemed to agree with the proposed response. Reinsurer will then respond to the complaint while keeping the Company fully apprised; or

(4) if Company disagrees with Reinsurer's proposed response and Reinsurer receives an objection from the Company within such 5 day period, Reinsurer shall turn over the handling of the complaint to the Company and the Company shall then assume full responsibility for the handling of the complaint while keeping Reinsurer fully apprised, and will furnish Reinsurer with a copy of the complaint file.

     (e) The Company shall be solely responsible for maintaining any complaint files, complaint registers or other reports of any kind related to policyholder complaints, which are required to be maintained under applicable state law. Subject to the requirements of Article VIII, Section 5 regarding Litigation, Reinsurer shall also maintain complaint files and registers and shall provide the Company with copies of complaint registers concerning Reinsured Policies quarterly or upon reasonable request by the Company. The Company shall also be responsible for preparing and submitting any other complaint filings as required by applicable law.

6.   Inquiries

     In the event that Reinsurer or the Company receives notice of, or otherwise becomes aware of, any regulatory inquiry, investigation or proceeding relating to the Reinsured Policies, Reinsurer or the Company, as applicable, shall promptly notify in writing the other party thereof, whereupon the parties shall cooperate in good faith and use their respective commercially reasonable efforts to respond to such matter in a timely manner.

7.   Authorizations

     After the Closing Date and upon Reinsurer's reasonable request, the Company shall provide specific authorizations for Reinsurer's employees to sign letters and acknowledge policy modifications on behalf of the Company concerning such matters which include, but are not limited to, policy administration and claim matters. Notwithstanding the failure of the Company to grant specific authorizations, Reinsurer shall be authorized hereunder to perform such acts with respect to the Reinsured Policies as may be reasonably necessary for the performance of this Agreement. The Company hereby grants an irrevocable (other than in the event of termination of this Agreement) power of attorney authorizing Reinsurer to endorse for deposit payments and remittances related to the Reinsured Policies into a bank account or accounts controlled by Reinsurer, and to communicate directly with the policyholders under the Reinsured Policies concerning policy matters, including providing payment instructions and other administrative matters, and any other matters Reinsurer deems necessary or appropriate in connection with the Reinsured Policies and in compliance with the terms of this Agreement.

8.   Books and Records

     (a) On the applicable Administrative Transfer Date, the Company shall deliver to Reinsurer all Books and Records, except such original Books and Records required by the Company to complete its support of the transition of the Reinsured Policies or required by law to be retained by the Company. Upon such completion, such Books and Records shall then be delivered to Reinsurer. After the applicable Administrative Transfer Date, all Books and Records maintained by Reinsurer shall be open to examination and audit by the Company at reasonable times during Reinsurer's normal business hours, subject to reimbursement of all reasonable costs and expenses incurred by Reinsurer in connection therewith, provided that such examinations and audits shall be conducted not more than once in any calendar year. Prior to the applicable Administrative Transfer Date, all Books and Records shall be open to examination and audit by Reinsurer at reasonable times during the Company's normal business hours, subject to reimbursement of all reasonable costs and expenses incurred by the Company in connection therewith.

     (b) If either party requests access to, or copies of, any Books and Records, that party shall have reasonable access thereto and shall pay the reasonable cost of copying and shipping such Books and Records.

     (c) For purposes of this Agreement, "Books and Records" means originals or copies of all customer lists, policy records, files, charts, books and ledgers, policy information, policy forms and rating plans, records relating to development, marketing, reserving or approval of the Reinsured Policies, disclosure and other documents and filings, including statutory filings, required under all applicable laws, administrative records, reinsurance records, claim records, sales records, underwriting records, financial records, tax records and compliance records in the possession or control of the Company and/or the Reinsurer and relating principally to the Reinsured Policies including any database, magnetic or optical media (to the extent not subject to licensing restrictions) and any other form of recorded, computer generated or stored information or process, but excluding:

          (1) The Company's original certificate of incorporation, bylaws, corporate seal, licenses to do business, minute books and other corporate records relating to corporate organization and capitalization; and

          (2) original tax and corporate accounting records relating to the Reinsured Policies.

     (d) Any Books and Records required to be maintained pursuant to Article VIII, Section 5(d) shall be maintained as provided in that section.

9.   Ownership of Premiums

     All monies, checks, drafts, money orders, postal notes and other instruments that may be received after the applicable Administrative Transfer Date by the Company for Premiums, fees or other payments on or in respect of the Reinsured Policies shall be held in trust by the Company for the benefit of Reinsurer and shall be immediately transferred and delivered to Reinsurer, and any such instruments when so delivered shall bear all endorsements required to effect the transfer of same to Reinsurer. The Reinsurer shall be authorized to endorse for payment to Reinsurer any such checks, drafts, money orders and other instruments pertaining to the Reinsured Policies that are payable to, or to the order of, the Company and received by the Reinsurer under this Agreement. As between the parties, Reinsurer shall be deemed owner of all such payments.

10.  Security Interest

     (a) The parties agree that as security for all the Secured Obligations (as hereinafter defined), the Company does hereby grant, bargain, sell, convey, assign and otherwise pledge to Reinsurer, all of the Company's right, title and interest, if any (legal, equitable or otherwise), to (i) all Premiums, fees and other payments due or made after the Effective Date under the

Reinsured Policies (and the lockbox or account set up for the receipt of said Premiums, fees and other payments after the Effective Date) and (ii) all cash and assets supporting the reserves relating to the Reinsured Policies (collectively, for purposes of this Section 10, the "Collateral"). As used in this Section 10, "Secured Obligations" shall mean any and all obligations of the Company arising under this Agreement (including any obligations to pay and deliver to Reinsurer any amounts owing to Reinsurer upon termination of this agreement as provided in Article XIII). Upon the failure of the Company to fully perform any of its obligations and undertakings hereunder, Reinsurer shall have, in addition to all other rights under this Agreement or under applicable law, the following rights:

     (1) the right to exercise all rights and remedies granted a secured party under the Uniform Commercial Code, as said code has been enacted in the Company's or the Reinsurer's state of domicile, or any other applicable jurisdiction (collectively, the "UCC"), as though all the Collateral constituted property subject to a security interest under Article 9 thereof;

     (2) the right to set off; the right to intercept and retain monies and property in the lockbox and otherwise; and

     (3) the right to dispose of the Collateral, subject to commercial reasonableness.

     This provision is being included in this Agreement to ensure that, if an insolvency or other court determines that, notwithstanding the provisions of this Agreement, including Articles I, II and III, Article IV, Section 9, Article VIII, Section 1 and Article XIII, and the intent of this Agreement, the Company retained ownership of or any rights in the Collateral, Reinsurer's rights to the Collateral are protected with a first priority, perfected security interest, and it is the intent of the parties that this Section be interpreted as such. Nothing contained herein shall be construed to support the conclusion that the Company will retain any ownership of or any rights in the Collateral after the Effective Date or to support the conclusion that Reinsurer does not acquire full ownership thereof as of the Effective Date.

     (b) The Company shall execute and deliver any and all financing statements reasonably requested by Reinsurer to the extent that it may appear appropriate to Reinsurer to file such financing statements in order to perfect Reinsurer's title under Article 9 of the UCC to any and all premiums, the Unamortized Portion of the Ceding Commission, any other amounts due Reinsurer, and any and all other Collateral.

11.  Termination of Services

     The Company and Reinsurer acknowledge that the Reinsurer's provision of administrative services under this Article IV is inextricably related to the reinsurance of the Reinsured Liabilities provided for hereunder. For the avoidance of doubt, the Company and Reinsurer agree that the Reinsurer's obligations to provide the services set forth in this Article IV shall terminate automatically and be of no further force or effect upon the termination of the reinsurance provided hereunder, subject to the Servicing Following Termination provisions of Article XIII, provided that the Company may terminate the administrative services pursuant to Article XIII while keeping the reinsurance in force.

12.  SOX Audit Language

     As a public company, Conseco, Inc. and its subsidiaries (including, without limitation, the Company) are subject to the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley"). To record the financial impact of the Coinsurance Agreement, the Company relies upon Reinsurer's internal financial and operational controls as they relate to reporting the financial transactions under the Coinsurance Agreement. Pursuant to Title IV, Section 404 of Sarbanes-Oxley, the Company needs to have a basis for such reliance. To provide the Company with the basis for such reliance, the Company retains the right, at its expense, to audit controls in place by Reinsurer or Reinsurer's third party administrator by either appointing a mutually acceptable accounting firm or through the use of its internal audit staff. Any such audit shall take place after reasonable notice to the Reinsurer and shall occur during normal business hours. In addition, Reinsurer agrees to provide the Company with a SAS 70 report prepared by the Reinsurer's third party administrator to the extent such report is available.

13.  Gramm-Leach-Bliley Act

     In performing administrative services under this Agreement, the parties agree to comply with the requirements of the Gramm-Leach-Bliley Act.

                                   ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                  ---------------------------------------------

     The Company represents and warrants to the Reinsurer as follows, as of the date hereof and as of the Closing Date:

     (1) Organization and Standing of the Company. The Company is a corporation duly organized and validly existing under the laws of the State of Illinois.

     (2) Authorization. The Company has all requisite corporate power and authority to enter into this Agreement, and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement, and the performance by the Company of its obligations hereunder have been duly authorized and are valid and binding obligations of the Company, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies.

     (3) No Conflict or Violation. The execution, delivery and performance of this Agreement will not (a) violate any provision of the Articles of Incorporation, By-laws or other charter or organizational document of the Company; (b) violate, conflict with or result in the breach of any of the terms of, result in any modification of, give any counterparty the right to terminate, or constitute a default under, any contract or other agreement to which the Company is a party; (c) violate any order, judgment or decree applicable to the Company; or (d) subject to the receipt of the necessary regulatory approvals or non-disapprovals set forth in Schedule B, violate any statute, law or regulation of any jurisdiction applicable to the Company.

     (4) Compliance with Applicable Law. The Reinsured Policies are, and the sale, marketing (including but not limited to any advertisements and point-of-sale materials), issuance and administration thereof have been conducted, in compliance in all material respects with all laws applicable to the Reinsured Policies, including, without limitation, common law. The tax treatment under the U.S. Internal Revenue Code of 1986, as amended (the "Code") of all the Reinsured Policies is and at all times has been the same or more favorable to the purchaser, policyholder or intended beneficiaries thereof as the tax treatment under the Code for which such contracts were purported to qualify or were treated as qualifying; Company has complied in all respects with all requirements of the Code with respect to the Reinsured Policies, including without limitation withholding obligations and information reporting requirements. For purposes of this Section 4, the provisions of the Code relating to the tax treatment of the Reinsured Policies shall include, but not be limited to, Code Sections 72, 79, 101, 401, 403, 408, 457, 817, 818, 7702,
and 7702A.

     (5) Consistent with Books and Records. The Books and Records of Company are, and since the Effective Date have been, true, correct, complete and accurate in all material respects in relation to the Reinsured Policies. All of the information concerning the Reinsured Policies contained in any exhibit or schedule to this Agreement or in any computer master file furnished to Reinsurer is true, correct, complete and accurate in all material respects.

     (6) Cost of Insurance and Discretionary Elements. To the best of Company's knowledge, Company has complied and is in compliance with all contract provisions, laws and regulations associated with or applicable to the cost of insurance, credited interest rates, participation rates and other discretionary elements concerning the Reinsured Policies and true and complete copies of all supporting documents relating to any changes to such discretionary elements have been provided to Reinsurer.

     (7) Litigation. Except as disclosed on Schedule L, and other than routine claims for Contractual Liabilities arising in the ordinary course of business, there are no claims, actions, suits, proceedings or investigations pending, or to the knowledge of Company, threatened, against, involving or affecting any of the Reinsured Policies or any of the rights or assets to be transferred hereunder or the transactions provided for in this Agreement, and Company does not have any knowledge of any specific dispute or controversy or pattern of alleged improper conduct relating to any of the Reinsured Policies that reasonably may be expected to give rise to any claim, action, suit, proceeding or investigation.

     (8) Information Supplied to Reinsurer and to Milliman, Inc. All information supplied by or on behalf of the Company (a) to Reinsurer in connection with Reinsurer's due diligence on the Reinsured Policies and the Company and (b) to Milliman, Inc. (or its affiliates or any consulting actuaries associated with Milliman, Inc.) in connection with the preparation of the actuarial appraisal prepared by Milliman, Inc., dated December 21, 2006 and the letters from Milliman, Inc. to Conseco Insurance Company dated February 16, 2007 and February 27, 2007 (collectively, the "Appraisal"), was true, correct, accurate and complete in all material respects.

     (9) Regulatory Status in New York. Company is neither licensed as an insurer nor accredited as a reinsurer in New York. None of the Reinsured Policies have been written or otherwise issued in New York such that New York licensure or accreditation would be required.

     (10) Policies. None of the Reinsured Policies entitles the holder thereof or any other person to receive dividends, distributions or other benefits based on the revenues or earnings of Company. None of the Reinsured Policies has premiums or other consideration allocated to one or more separate accounts of Company. To the best knowledge of Company, Company has paid all required bonus amounts to policyholders in accordance with the illustrations used in connection with the marketing and sale of the Reinsured Policies.

     (11) Reserves. Company has (i) established and maintained as a liability on its statutory statements the statutory reserves and claim reserves required by Company SAP and (ii) made no commitments to any Governmental Entities to hold policy reserves which exceed those required by Company SAP. For purposes of this Agreement, "Governmental Entity" means any court, administrative or regulatory agency or commission, or other federal, state or local governmental authority or instrumentality, including, without limitation, any State insurance regulator, having jurisdiction over any party hereto.

     (12) Other Reinsurance. Schedule M sets forth a complete and correct list as of the Effective Date of all reinsurance agreements constituting Other Reinsurance with respect to the

Reinsured Policies. Each such reinsurance agreement is and as of the Effective Date was valid, legal and binding on the Company in accordance with its terms, and neither the Company, nor to the best of Company's knowledge, any other party, is or, as of the Effective Date, was in breach thereof or default thereunder, and there does not exist under any such agreement any event which, with the giving of notice or the lapse of time, or both, would constitute a breach or default by the Company thereunder which would entitle the other party thereto to terminate such agreement.

     (13) Assets. The Company has good, valid and marketable title to all of the assets listed on Schedule E, free and clear of any liens.

     (14) Absence of Certain Changes. Since the Effective Date, the Reinsured Policies have been managed and administered by the Company in the ordinary course of business consistent with past practices including, without limitation, with regard to underwriting, pricing and actuarial and investment policies in general (including but not limited to the Company's policies and practices concerning the management of the cost of insurance, credited interest rates, participation rates and other discretionary elements concerning the Reinsured Policies.)

     (15) No Brokers. No investment banker, broker, finder or other intermediary has acted directly or indirectly for either Company or any of its affiliates, and Company has not and will not incur any obligation to pay any brokerage or finder's fee or other commission, in connection with this Agreement.

                                   ARTICLE VI

                   REPRESENTATIONS AND WARRANTIES OF REINSURER
                   -------------------------------------------

     The Reinsurer represents and warrants to the Company as follows, as of the date hereof and as of the Closing Date:

     (1) Organization and Standing of Reinsurer. Reinsurer is a corporation duly organized and validly existing under the laws of Illinois.

     (2) Authorization. Reinsurer has all requisite corporate power and authority to enter into this Agreement, and to perform its obligations hereunder. The execution and delivery by Reinsurer of this Agreement, and the performance by Reinsurer of its obligations hereunder have been duly authorized and are valid and binding obligations of Reinsurer, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies.

     (3) No Conflict or Violation. The execution, delivery and performance of this Agreement will not (a) violate any provision of the Articles of Incorporation, By-laws or other charter or organizational document of Reinsurer;
(b) violate, conflict with or result in the breach of any of the terms of, result in any modification of, give any counterparty the right to terminate, or constitute a default under, any contract or other agreement to which Reinsurer is a party; (c) violate any order, judgment or decree applicable to Reinsurer; or (d) subject to the receipt of the necessary regulatory approvals or non-disapprovals set forth in Schedule B, violate any statute, law or regulation of any jurisdiction applicable to Reinsurer.

     (4) No Brokers. No investment banker, broker, finder or other intermediary has acted directly or indirectly for either Reinsurer or any of its affiliates, and Reinsurer has not and will not incur any obligation to pay any brokerage or finder's fee or other commission, in connection with this Agreement.

     (5) Other. Reinsurer is authorized or accredited as a reinsurer in the State of Illinois. Reinsurer is solvent and able to satisfy all of its debts in the ordinary course of business.

                                  ARTICLE VII

                 REPRESENTATIONS AND WARRANTIES OF CONSECO, INC.
                 -----------------------------------------------

     Conseco, Inc. represents and warrants to the Reinsurer as follows, as of the date hereof and as of the Closing Date:

     (1) Organization and Standing of Conseco, Inc. Conseco, Inc. is a corporation duly organized and validly existing under the laws of Delaware.

     (2) Authorization. Conseco, Inc. has all requisite corporate power and authority to enter into this Agreement, and to perform its obligations hereunder. The execution and delivery by Conseco, Inc. of this Agreement, and the performance by Conseco, Inc. of its obligations hereunder have been duly authorized and are valid and binding obligations of Conseco, Inc., enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies.

     (3) No Conflict or Violation. The execution, delivery and performance of this Agreement will not (a) violate any provision of the Articles of Incorporation, By-laws or other charter or organizational document of Conseco, Inc.; (b) violate, conflict with or result in the breach of any of the terms of, result in any modification of, give any counterparty the right to terminate, or constitute a default under, any contract or other agreement to which Conseco, Inc. is a party; (c) violate any order, judgment or decree applicable to Conseco, Inc.; or (d) subject to the receipt of the necessary regulatory approvals or non-disapprovals set forth in Schedule B, violate any statute, law or regulation of any jurisdiction applicable to Conseco, Inc.

                                  ARTICLE VIII

                      INDEMNIFICATION AND OTHER AGREEMENTS
                      ------------------------------------

1.   Indemnification by Company

     Company shall indemnify and hold Reinsurer and its directors, officers, employees, representatives, affiliates, successors and permitted assigns (collectively, the "Reinsurer Indemnified Parties") harmless from and against all claims, losses (including refunded or foregone premiums), liabilities, damages (including any punitive, exemplary, compensatory, consequential or indirect damages and lost profits), deficiencies, costs and expenses of any nature, including interest and penalties, and legal, accounting, actuarial and other professional fees and litigation costs and expenses (collectively, "Losses"), asserted against, imposed upon or incurred by any Reinsurer Indemnified Party, directly or indirectly arising out of or in connection with
(a) the Reinsured Policies, other than the Contractual Liabilities specifically reinsured by Reinsurer or other liabilities expressly assumed by the Reinsurer under this Agreement, (b) Company's or any producer's negligence or misconduct in connection with the, administration, pricing, sales or marketing of the Reinsured Policies, (c) any liabilities of Company other than (i) the Contractual Liabilities specifically reinsured by Reinsurer under this Agreement or other liabilities expressly assumed by the Reinsurer and (ii) except as provided in clause (g) hereof, the administrative responsibilities of Reinsurer referred to in Article IV, (d) any Extra Contractual Obligations unless and to the extent that such Losses arise out of the acts, errors or omissions of Reinsurer, its agents, subcontractors, representatives or delegates, (e) any misrepresentation, breach of or failure to perform, or allegation which, if true, would constitute a misrepresentation, breach of or failure to perform, any representation, warranty, covenant, undertaking or agreement of Company in this Agreement, (f) Litigation (other than Litigation arising from or related to acts, errors or omissions of the Reinsurer in the conduct of its responsibilities hereunder), (g) any modification in the administration of the Reinsured Policies in connection with the settlement of Litigation as contemplated by Article VIII, Section 5(a), to the extent such modification has not been consented to by the Reinsurer, or (h) any enforcement of this indemnity.

2.   Indemnification by Reinsurer

     Reinsurer shall indemnify and hold Company and its directors, officers, employees, representatives (excluding the producers), affiliates, successors and permitted assigns (collectively, the "Company Indemnified Parties") harmless from and against all Losses asserted against, imposed upon or incurred by any Company Indemnified Party, directly or indirectly, arising out of or in connection with (a) any and all Contractual Liabilities occurring after the Effective Date (provided, however, that no indemnification is provided for any Contractual Liability if it arises out of any allegation or matter that, if true, would constitute a breach of Company's representations and warranties hereunder), (b) any Extra Contractual Obligations only to the extent such liabilities arise out of the acts, errors or omissions of Reinsurer, its agents, subcontractors, representatives or delegates from and after the applicable Administrative Transfer Date, (c) any misrepresentation, breach of or failure to perform, or allegation which, if true, would constitute a misrepresentation, breach of or failure to perform, any representation, warranty, covenant, undertaking or agreement of Reinsurer in this Agreement, or
(d) any litigation caused by or related to Reinsurer in connection with any services performed hereunder, or (e) any enforcement of this indemnity.

3.   Notice of Potential Liability

     Promptly after receipt by a party entitled to indemnification hereunder (the "Indemnified Party") of notice of any demand, claim or circumstances which, with or without the lapse of time, would give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation that may result in indemnifiable Losses, the Indemnified Party shall give notice of the potential liability to the party required to provide indemnification with respect to such indemnifiable Losses ("Indemnifying Party"). The notice shall (i) describe the potential liability in reasonable detail, (ii) indicate the amount (estimated, if necessary) of the Losses that have been or may be suffered by the Indemnified Party and (iii) include a statement as to the basis for the indemnification sought. Failure to provide notice in a timely manner shall not be deemed a waiver of the Indemnified Party's right to indemnification other than to the extent that such failure prejudices the defense of the claim by the Indemnifying Party.

4.   Opportunity to Defend

     The Indemnifying Party may elect to defend, at its own expense and by its own counsel, any potential liability covered by this Article; provided, however, that the Indemnifying Party may not compromise or settle any such liability without the consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). If the Indemnifying Party elects to defend the potential liability, it shall within 30 days from receipt of the notice required by Article VIII, Section 3, notify the Indemnified Party of its intent to do so, and the Indemnified Party shall cooperate in the defense at its own expense. The Indemnifying Party shall be entitled to participate in (but not to control) the defense of any asserted liability which it has not elected to defend with its own counsel and at its own defense. The Company and Reinsurer shall make mutually available to each other all relevant information in their possession relating to any asserted liability (except to the extent that such action would result in the loss of attorney-client privilege) and shall cooperate with each other in the defense thereof.

5.   Litigation Management

     (a) The Company shall provide the defense for all Litigation (other than Litigation arising from or related to acts, errors or omissions of the Reinsurer in the conduct of its responsibilities hereunder which shall be the responsibility of Reinsurer), including the Litigation listed on Schedule L ("Existing Litigation") at the Company's sole cost, including, but not limited to, the costs of attorneys, expert witnesses and other expenses. The conduct of such defense, including the approval of any settlement or compromise shall be within the sole control of the Company; provided, however, that any terms of any such settlement or compromise that require an enhancement of policy provisions or other changes in the terms of the Reinsured Policies ("Policy Enhancement") or modification in the administration of the Reinsured Policies shall be subject to the prior written consent of Reinsurer, which consent shall not be unreasonably withheld or delayed. Reinsurer agrees to consider, in good faith, any potential settlement or compromise proposed by the Company that includes payment by the Company to the Reinsurer of the reasonable cost associated with any changes or modifications in the administration of the Reinsured Policies.

     (b) Reinsurer shall afford to the Company and its representatives, reasonable access and duplicating rights during normal business hours to all information, including, without limitation, all Books and Records within its possession, custody or control relating to the Reinsured Policies insofar as such access is reasonably required by the Company in connection with the Existing Litigation or litigation which may arise or be threatened with respect to Reinsured Policies (collectively referred to as "Litigation").

     (c) Reinsurer shall make available to the Company, upon written request, its officers, employees, agents and representatives as witnesses to the extent that any such person may reasonably be required in connection with the defense and/or settlement of Litigation.

     (d) Except as otherwise required by law or agreed in writing, Reinsurer shall retain and shall not alter any information transferred by the Company to Reinsurer's possession or control relating to the Reinsured Policies, including, but not limited to, paper documents, microfiche, microfilm and electronic systems and/or data created by Reinsurer during its administration of the Reinsured Policies, which are or may be relevant to the Litigation (referred to collectively as "Litigation Information"). This obligation specifically includes information related to Existing Litigation. Reinsurer will promptly inform any employee having access to, custody, possession or control of Litigation Information and Reinsurer's obligation to retain Litigation Information. Nothing contained in this Agreement shall waive any attorney-client privilege or claim of attorney work product that already exists or hereafter may be created.

6.   Obligation of the Company to Fund Trust Account

     (a) In the event that the Company approves a settlement or compromise of Litigation and the terms of any such settlement or compromise require a Policy Enhancement (which, as noted above, will only be permitted with the prior written consent of the Reinsurer), the Company shall be obligated to establish and fund a trust account (the "Company Trust Account") solely for the purpose of collateralizing the Company's obligations to the holders of the Reinsured Policies who are entitled to receive Policy Enhancements, provided that the Company shall not be so obligated to fund the Company Trust Account unless and until the aggregate value of all such Policy Enhancements exceeds $12,000,000. The Company Trust Account shall be held in a national bank or trust company that is a qualified United States financial institution meeting the requirements of the Company's domiciliary state insurance law. The Company Trust Account shall be established and funded no later than the date such settlement or compromise takes effect.

     (b) The Company Trust Account shall be funded by the Company with cash or other assets with a National Association of Insurance Commissioners ("NAIC") designation of 1 or 2 with a book value equal to the statutory reserves of the Company in respect of such Policy Enhancement, determined in accordance with Company SAP consistently applied (the "Company Required Balance"). Thereafter, as of the end of each calendar quarter, the Company Required Balance shall be recalculated and the statutory book value of the assets held in the Company Trust Account shall be determined. If the statutory book value of the assets held in the

Company Trust Account exceeds the Company Required Balance as of the end of any calendar quarter, the amount of such excess shall be released from the Company Trust Account and paid over to the Company. If the statutory book value of the assets held in the Company Trust Account is less than the Company Required Balance as of the end of any calendar quarter, the amount of such deficiency shall be paid into the Company Trust Account by the Company within 3 business days of the date of determination but in no event later than 45 days after the end of the preceding calendar quarter. Each determination by the Company with respect to either the statutory book value of assets or the amount of the Company Required Balance shall be subject to review and approval by the Reinsurer (which approval shall not be unreasonably withheld or delayed).

     (c) The Company shall grant to the Reinsurer the right, secured by a perfected first priority security interest, to withdraw funds from the Company Trust Account, as third party administrator of the Reinsured Policies, in order to fund that portion of each payment of claims or other benefits under the Reinsured Policies that is attributable to the Policy Enhancement.

     (d) The obligation of the Company to maintain the Company Trust Account will terminate once the aggregate value of all such Policy Enhancements is less than $12,000,000; provided that the Company's financial strength rating by Standard & Poor's Ratings Services ("S&P") is at least BB+. Notwithstanding, the Company shall remain liable for all such Policy Enhancements.

7.   Obligation of the Reinsurer to Fund Trust Account

     (a) If the Reinsurer's financial strength rating by S&P is downgraded to a rating of less than A-, the parties will negotiate in good faith a trust account that will secure the Reinsurer's obligations to the Company under this Agreement. If the parties are unable to agree on the form of the trust arrangement within 45 days after the downgrade (or such longer period as the parties may agree), the Reinsurer shall, establish a trust that complies with the required provisions of the then current reserve credit trust requirements of the Company's state of domicile; provided, that notwithstanding any such requirements (x) assets in the trust account will be valued on the Reinsurer's statutory book value (not market value) basis, (y) the Reinsurer may, with prior notice to, but without prior consent of, the Company, withdraw assets from the trust account at any time to the extent that the statutory book value of the assets in the trust account exceeds 100% of the statutory reserves with respect to the Reinsured Policies as required by the applicable regulatory authorities, and (z) no other amounts may be withdrawn from the trust except by written agreement of the parties or pursuant to applicable court or arbitration order or pursuant to Article XII.

     (b) It is the intent of the parties that the trust shall not be used to secure reinsurance credit, but will be used only to provide financial comfort to the Company. Following establishment of any trust established under paragraph
(a) above, the parties shall continue to negotiate in good faith and shall use their best efforts to agree on a substitute arrangement that more closely reflects the intent of this Agreement, at which time the trust established under the preceding sentence shall be terminated and replaced by such substitute arrangement.

     (c) The obligation of the Reinsurer to establish or maintain a trust account will terminate on the earlier of the termination of this Agreement or the date the financial strength rating of the Reinsurer is upgraded to A- or higher by S&P.

8.   Conduct of Business

     During the period from the date of this Agreement through the applicable Administrative Transfer Date, the Company will manage and administer the Reinsured Policies in the ordinary course of business consistent with past practices including, without limitation, with regard to underwriting, pricing and actuarial and investment policies in general (including but not limited to the Company's policies and practices concerning the management of the cost of insurance, credited interest rates, participation rates and other discretionary elements concerning the Reinsured Policies.)

                                   ARTICLE IX

                                       TAX
                                       ---

1.   DAC Tax

     Each party is subject to United States taxation as defined in Section 1.848-2(h)(2)(ii) of the Income Tax Regulations under Section 848 of the Internal Revenue Code of 1986, as amended (the "Code"). Reinsurer and the Company will comply with the following concerning the capitalization of certain policy expenses, pursuant to Section 848 of the Code and Income Tax Regulations Sections 1.848-1 and 1.848-2.

          (a) The term "party" will refer to either Reinsurer or the Company as appropriate.

          (b) The terms used in this Article are defined by reference to Regulations Section 1.848-1 and 1.848-2 as in effect on the Closing Date. The term "net consideration" will refer to net consideration as defined in Regulation Section 1.848-2(f).

          (c) Each party shall attach a schedule to its federal income tax return identifying the relevant reinsurance agreements for which the joint election under the Regulation has been made. The first taxable year for which the joint election will be effective is the tax year ending December 31, 2007.

          (d) Pursuant to the joint election set forth in Section 1.848-2(g)(8) of the Income Tax Regulations, the party with net positive consideration, for such agreement for each taxable year, shall capitalize specified policy acquisition expenses with respect to such agreement without regard to the general deductions limitation of Section 848(c)(1).

          (e) Each party agrees to exchange information pertaining to the amount of net consideration under such agreement each year, to ensure consistency, no later than June 15 following the end of such year. The parties agree to act in good faith to amicably resolve any differences.

2.   Excise Tax


          (a) To the extent that any portion of the reinsurance premium for this Agreement is subject to the Federal Excise Tax (as imposed under Section 4371 of the Internal Revenue Code) and the Reinsurer is not exempt therefrom, the Reinsurer shall allow for the purpose of paying the Federal Excise Tax, a deduction by the Company of the applicable percentage of the premium payable hereon. In the event of any return of premium becoming due hereunder, the Reinsurer shall deduct the applicable same percentage from the return premium payable hereon and the Company or its agent shall take steps to recover the tax from the United

               States Government. In the event of any uncertainty, upon the written request of the Company, the Reinsurer will immediately file a certificate of a senior corporate officer of the Reinsurer certifying to its entitlement to the exemption from the Federal Excise Tax with respect to one or more transactions.

          (b) In consideration of the terms under which this Contract is issued, the Company undertakes not to claim any deduction of the premium hereon when making tax returns, other than Income or Profits Tax returns, to any State or Territory of the United States of America or to the District of Columbia.

                                   ARTICLE X

                                   INSOLVENCY
                                   ----------

     All reinsurance under this Agreement will be paid on demand by Reinsurer directly to the Company, its liquidator, receiver, or statutory successor, on the basis of the liability of the Company under the policy or policies reinsured without diminution because of the insolvency of the Company. In the event of the insolvency of the Company, the liquidator, receiver, or statutory successor of the Company will give written notice to Reinsurer of a pending claim against Reinsurer or the Company on any policy reinsured. Such notice will be given within a reasonable time after the claim is filed in the conservation, liquidation, or insolvency proceedings. While the claim is pending, Reinsurer may investigate and interpose, at its own expense, in the proceedings where the claim is to be adjudicated, any defenses which it may deem available to the Company or its liquidator, receiver, or statutory successor. The expense incurred by Reinsurer will be charged, subject to court approval, against the Company as an expense of the conservation, liquidation, or insolvency to the extent of a proportionate share of the benefit that accrues to the Company as a result of the defenses by Reinsurer. Where two or more reinsurers are involved and a majority-in-interest elect to defend a claim, the expense will be apportioned in accordance with the terms of this Agreement as if the expense had been incurred by the Company.

     Nothing hereinabove set forth in this insolvency clause shall in any way change the relationship or status of the parties hereto, to wit, that of ceding insurer and reinsurer, nor enlarge the obligations of either party to each other, except as specifically hereinabove provided, to wit, to pay the statutory successor on the basis of the amount of liability of the Company under the Reinsured Policies, rather than on the basis of the actual amount of loss (dividends) paid by the liquidator, receiver or statutory successor to allowed claimants, nor shall anything in the insolvency clause in any manner create any obligation or establish any rights against Reinsurer in favor of any third parties or any person not parties to this Agreement.

                                   ARTICLE XI

                             DURATION OF COINSURANCE
                             -----------------------

     This Agreement will be effective as of January 1, 2007. Except as otherwise provided herein, this Agreement is unlimited in duration but may be amended by mutual consent of the Company and Reinsurer. The reinsurance provided hereunder will remain in force until termination of the policy or policies on which the reinsurance is based in accordance with the terms of this Agreement.

                                  ARTICLE XII

                             SETTLEMENT OF DISPUTES
                             ----------------------

                                   ARBITRATION
                                   -----------

     Reinsurer and the Company will attempt to resolve any dispute between them under or with respect to this Agreement without resort to any litigation. Accordingly, Reinsurer and the Company agree that they will negotiate diligently and in good faith to agree on a mutually satisfactory resolution of any such dispute and/or mediate any such dispute; provided, however, that if any such dispute cannot be so resolved by them within sixty calendar days (or such longer period as the parties may agree) after commencing such negotiations, Reinsurer and the Company agree that they will submit such dispute to arbitration in the manner specified in, and such arbitration proceeding will be conducted in accordance with, the Commercial Arbitration Rules of the American Arbitration Association ("AAA") and judgment on the award rendered may be entered in any court having jurisdiction thereof. The parties also agree that the AAA Optional Rules for Emergency Measures of Protection shall apply to the proceedings.

     The arbitration panel will consist of three disinterested arbitrators, each of whom must be a present or former officer of a life insurance or life reinsurance company familiar with the reinsurance business. Reinsurer and the Company will each appoint one arbitrator by written notification to the other party within thirty calendar days after the date of the mailing of the notification initiating the arbitration. These two arbitrators will then select the third arbitrator within sixty calendar days after the date of the mailing of the notification initiating arbitration.

     In addition to construing this Agreement in light of applicable statutory and case law, the arbitrators shall construe this Agreement in light of the prevailing custom and practices for reinsurance in the insurance industry. The vote or approval of a majority of the arbitrators will decide any question considered by the arbitrators. The place of any arbitration will be determined by the arbitrators. Each decision (including, without limitation, each award) of the arbitrators will be final and binding on all parties and will be non-appealable, and (at the request of either Reinsurer or the Company) any award of the arbitrators may be confirmed by a judgment entered by any court of competent jurisdiction. Each party will be responsible for paying (a) all fees and expenses charged by its respective counsel, accountants, actuaries, and other representatives in conjunction with such arbitration and (b) one-half of the fees and expenses charged by each arbitrator.

                                  ARTICLE XIII

                                   TERMINATION
                                   -----------

1.   Termination

     It is the expectation of the parties that this Agreement shall remain in full force and effect until the last of the Reinsured Policies ceases to be in force. However, notwithstanding anything to the contrary in this Agreement, in the event of a Termination Event, the following provisions of this Article XIII shall survive the termination of this Agreement and shall govern the rights, obligations and liabilities of the parties.

2.   Termination Event

     Each of the following shall constitute a "Termination Event":

     (a) Any action by the Company or any person claiming by or through the Company (including any rehabilitator, liquidator, receiver or similar person) to intercept, interfere with, assert control over or otherwise exercise any rights with respect to the Collateral, in which case Reinsurer shall have the right to terminate this Agreement;

     (b) Any material default in the performance of any of the material obligations of any party hereunder, and the continuation of such default for thirty (30) days after delivery of written notice of such default to such party by the non-defaulting party, in which case the non-defaulting party shall have the right to terminate this Agreement; and

     (c) A rehabilitator, liquidator, receiver or similar person successfully terminates this Agreement.

3.   Termination Date; Consequences of Termination

     (a) Upon the occurrence of a Termination Event, the party entitled to terminate this Agreement, or in the case of Section 2(c) of this Article XIII, Reinsurer, shall specify a Termination Date not prior to the date of the occurrence of the Termination Event (the "Termination Date").

     (b) As of the Termination Date,

     (1) Reinsurer shall be relieved of on-going responsibilities for servicing the Reinsured Policies and shall have no further obligations with respect to payment of claims, coinsurance of Contractual Liabilities, or any other obligations whatsoever under this Agreement except for obligations under the provisions of this Agreement that expressly survive termination.

     (2) Company shall be deemed to have recaptured and reassumed all Contractual Liabilities or any other obligations whatsoever under this Agreement.

     (3) Company shall pay to Reinsurer each of the following: (i) the Unamortized Portion of the Ceding Commission; (ii) the estimated cost incurred by the Reinsurer to transfer the servicing of the Reinsured Policies to and from the systems of the Reinsurer, unless termination is on account of a material default of Reinsurer; and (iii) an amount equal to the amount of any Collateral previously received by the Company (including any rehabilitator, liquidator, receiver or similar person or any person acting by, through or in the place of Company) and otherwise not in the possession or control of the Reinsurer, and used to satisfy claims of policyholders under the Reinsured Policies prior to the Termination Date.

     (4) Reinsurer shall pay to Company: (x) the amount of any Premiums or policy, reinsurance or other receipts received by Reinsurer for periods after the Termination Date, and (y) the Net Reserve Amount, plus assets supporting the IMR, plus any IMR created by the transfer, less any policy loans outstanding on the Reinsured Policies, net of any unearned policy loan interest on those policy loans but including amounts of interest accrued with respect thereto, determined as of the Termination Date. "Net Reserve Amount" means cash or admitted invested assets having a market value equal to the statutory reserves attributable to the Contractual Liabilities being recaptured (net of reserves ceded under Other Reinsurance the benefits of which have not been assigned to Reinsurer, reserves for claims in course of settlement, reserves for claims that have been incurred but not reported, and reserves for annuities in payout, and net of policy-related assets) determined as of the Termination Date.

     (c) It is the intention of the parties that the benefits and obligations with respect to the Reinsured Policies be retained by Reinsurer for all periods prior to the Termination Date, that such benefits and obligations be borne by the Company after the Termination Date except as otherwise provided herein; and that in the event of termination by the Reinsurer, Company pay Reinsurer the Unamortized Portion of the Ceding Commission and Reinsurer's administrative costs; and this Article XIII shall be construed accordingly.

4.   Termination Due to Breach of Administrative Services

     Notwithstanding anything contained herein to the contrary, in the event the Company has grounds to terminate this Agreement pursuant to Section 2(b) above related to Reinsurer's performance in administering the Reinsured Policies, the Company may, at its sole discretion, terminate only Article IV and keep the remainder of this Agreement in full force and effect. In the event the Company elects to terminate the administrative services only, Reinsurer shall return or transfer all Books and Records related to the administration of the Reinsured Policies in accordance with the Company's written, reasonable instructions. In addition, Reinsurer shall use its best efforts to provide the Company, without charge, with a limited license to use the software system or systems used by Reinsurer in connection with the administration of the Reinsured Policies, including all computer programs and updated source and object codes ("Software"). If Reinsurer is unable to provide the Software to the Company, without charge, within 180 days after the date of termination of the administrative services portion of this Agreement, then the Company may contact the Software vendor directly, and procure a license to use the Software and obtain copies of the Software and necessary documentation from the vendor, and charge all expenses for such licenses, Software and documentation to Reinsurer, and Reinsurer agrees to pay or reimburse the Company for all such incurred expenses. Reinsurer shall be liable for and provide prompt reimbursement of all reasonable expenses incurred by the Company related to the remaining administration of the Reinsured Policies, regardless of whether or not the Company handles such administration itself or through its designee, including the estimated cost incurred by the Company to transfer the servicing of the Reinsured Policies to and from the systems of the Reinsurer. For the avoidance of doubt, the provisions of Section 3 of this Article XIII, shall not apply to a termination under this Section 4.

5.   Servicing Following Termination

     (a) For a period not to exceed 180 days from and after the Termination Date, Reinsurer, upon request of Company, shall continue to administer the Reinsured Policies in good faith until such time as Company is prepared to take over, or transfer to a third party administrator, administrative responsibility for the Reinsured Policies; provided that the Company shall pay Reinsurer an administration service fee equal to an annualized rate of $25 per Reinsured Policy so administered by the Reinsurer after the Termination Date. At the request of the Company, and if applicable, the Reinsurer will in good faith cooperate with the Company in its efforts to contract directly with the then current third party administrator. During such period, Company shall reimburse Reinsurer's direct expenses at Reinsurer's cost of providing such services unless such termination is initiated by the Company.

     (b) After the Termination Date, the parties shall cooperate with each other, affording the other full access to all records relating to the Reinsured Policies, including records of receipts relating in any way to the Reinsured Policies, and each party shall promptly advise the other party of any receipts relating in any way to the Reinsured Policies. Company shall promptly transfer and remit to Reinsurer Premiums, policy, reinsurance or other receipts with respect to the Reinsured Policies received by or on behalf of it but payable with respect to periods before the Termination Date, and Reinsurer shall promptly transfer and remit to Company Premiums, policy, reinsurance or other receipts with respect to the Reinsured Policies received by or on behalf of it but payable with respect to periods after the Termination Date, and any amounts due hereunder may be settled by way of off-set, as provided in Article XIV,
Section 4.

6.   Unamortized Portion of the Ceding Commission

     For purposes of this Agreement, the "Unamortized Portion of the Ceding Commission" shall be calculated in accordance with the Rule of 78 applied over 25 years. If the parties cannot agree on the amount of the Unamortized Portion of the Ceding Commission as of the Termination Date, the issue will be referred to and conclusively determined by, Milliman, Inc. (or another actuarial consultant mutually agreed by the parties), whose fees will be shared equally by the parties.

                                  ARTICLE XIV

                               GENERAL PROVISIONS
                               ------------------

1.   Non-Guaranteed Elements

     The Company shall set all non-guaranteed elements of the Reinsured Policies, taking into account the Good Faith Recommendations of the Reinsurer. The term "Good Faith Recommendation" shall mean any recommendation provided by the Reinsurer with respect to the non-guaranteed elements of the Reinsured Policies that (i) complies with the written terms of the Reinsured Policies and all applicable laws, rules, regulations, bulletins and orders related thereto, and (ii) is made in good faith after taking into consideration the historic practices of the Company, as disclosed to the Reinsurer, in setting such non-guaranteed elements to meet target investment spreads as well as applicable market conditions and performance during the monthly period or periods at issue. With respect to the Reinsured Policies, the Company shall, in its absolute discretion, either (i) follow the recommendation(s) of the Reinsurer, or (ii) reject the recommendation(s) of the Reinsurer, regardless of whether such recommendation constitutes a Good Faith Recommendation. If, however, the Company rejects any Good Faith Recommendation, the Company shall indemnify Reinsurer for any Direct Economic Loss to the extent such Direct Economic Loss results from the Company's rejection of such Good Faith Recommendation. For purposes of this Section, "Direct Economic Loss" means (x) with respect to credited interest rates, participation rates and other non-guaranteed elements, the amount by which the aggregate change in liability accrued to policyholders in respect of the period to which Reinsurer's Good Faith Recommendation relates exceeds the aggregate change in liability that would have been accrued to such policyholders in respect of such period to the extent that the Company had followed such Good Faith Recommendation, and (y) with respect to charges under the Reinsured Policies included in the non-guaranteed elements, the amount by which the aggregate amount due from policyholders in respect of the period to which Reinsurer's Good Faith Recommendation relates is less than the aggregate amount that would have been due from such policyholders in respect of such period if the Company had followed such Good Faith Recommendation. Reinsurer hereby represents that its current intention is to recommend changes consistent with the Company's historic practices, as disclosed to the Reinsurer, for the non-guaranteed elements of the Reinsured Policies; provided, however, that Reinsurer retains all of its rights under this section to recommend changes in participation rates in accordance with the written terms and conditions of the Reinsured Policies or to change its views to reflect changes in circumstances concerning the Reinsured Policies or otherwise. Notwithstanding any other provisions of this Agreement, although the Company may follow Reinsurer's Good Faith Recommendation, Reinsurer shall assume all liability for Extra-Contractual Damages resulting from its recommended changes in non-guaranteed elements, unless Extra-Contractual Damages result from acts, errors or omissions of the Company related to the marketing, sale, underwriting, production or issuance of the affected Reinsured Policies or administration of the policies by the Company prior to the applicable Administrative Transfer Date.

2.   Reinsurance Conditions

     The reinsurance is subject to the same limitations and conditions as the insurance under the written terms of the Reinsured Policies.

3.   Errors and Omissions

     If either the Company or Reinsurer unintentionally fails to perform an obligation under this Agreement or unintentionally errs in performing such an obligation, the oversight or error will be corrected by restoring both the Company and Reinsurer to the positions they would have occupied had no such oversight or error occurred. Any amounts due under this Section will accrue interest at the Fed Funds rate.

4.   Offset

     Any amount which either the Company or Reinsurer is contractually obligated to pay to the other party under this Agreement may be offset against and paid out of any amount which is due and unpaid from the other party under this Agreement, as such amounts shall be deemed mutual debts and credits. The application of this offset provision will not be deemed to constitute diminution in the event of insolvency.

5.   Certain Transfers

     (a) The Company agrees that it shall not sell, assumption reinsure or otherwise further transfer or reinsure the Reinsured Policies or its net retention with respect thereto absent Reinsurer's prior written consent.

     (b) With not less than thirty days prior written notice to the Company, Reinsurer shall be entitled to transfer and assign all of its right, title and interest in, and obligations under, this Agreement to any Affiliate of Reinsurer as shall, as of the date of such transfer, (i) undertake and assume each and every of Reinsurer's liabilities and obligations hereunder, (ii) be an authorized or accredited reinsurer in the State of Illinois and (iii) have claims-paying-ability or similar credit rating from a nationally recognized rating agency not less than the rating then held by Reinsurer.

     (c) For the avoidance of doubt, the provisions of clause (b) of this
Section 5 shall not limit or restrict in any way the Reinsurer's right to retrocede all or any part of its retention under this Agreement to any party on an indemnity reinsurance basis.

6.   Authority

     Neither the Company nor Reinsurer shall have any power or authority to act for or on behalf of the other except as herein expressly granted, and no other or greater power or authority shall be implied by the grant or denial of power or authority specifically mentioned herein.

7.   Entire Agreement

     This Agreement and the Schedules attached hereto supersede all prior discussions and written and oral agreements between the parties with respect to the subject matter of this

Agreement. This Agreement and the Schedules attached hereto contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

8.   Amendment

     This Agreement may be modified or amended only by a writing duly executed by or on behalf of the Company and Reinsurer subject to any applicable regulatory approval.

9.   Counterparts

     This Agreement may be executed simultaneously in any number of counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

10.  No Assignment

     Except as otherwise provided herein, neither party hereto may assign this Agreement or any right hereunder or part hereof without the prior written consent of the other party hereto.

11.  Binding Effect

     This Agreement is binding upon and will inure to the benefit of the parties and their respective successors and permitted assigns.

12.  Notices

     Any notice, request, instruction, or other document to be given hereunder by any party hereto to the other party hereto will be in writing and (a) delivered personally, (b) sent by facsimile, (c) delivered by overnight express, or (d) sent by registered or certified mail, postage prepaid, as follows:

If to the Company, to:

         Conseco Insurance Company
         11825 N. Pennsylvania Street
         Carmel, Indiana  46032
         Attn:  President

         With a copy to:

         Conseco Insurance Company
         11825 N. Pennsylvania Street
         Carmel, Indiana  46032
         Attn:  General Counsel

If to Reinsurer, to:

         Reassure America Life Insurance Company
         175 King Street
         Armonk, New York  10504
         Attention:  Chief Executive Officer

         With a copy to:

         Reassure America Life Insurance Company
         175 King Street
         Armonk, New York  10504
         Attention:  General Counsel

If to Conseco, Inc., to:

         Conseco, Inc.
         11825 North Pennsylvania St.
         Carmel, Indiana  46032
         Attention:  Secretary


     or at such other address for a party as will be specified by like notice. Each notice or other communication required or permitted under this Agreement that is addressed as provided in this Section will be deemed given upon delivery.

13.  Survival of Certain Representations of the Company

     The representations and warranties of the parties set forth in Article V and Article VI hereof shall survive for a period expiring on the date that is three (3) years after the Closing Date; provided, however, that (i) the representations and warranties of the Company set forth in Article V, Sections 1 and 2, (ii) the covenants of the Company set forth in Article III, Section 6(b),
(iii) the representations and warranties of Conseco, Inc. set forth in Article VII, Sections 1 and 2, (iv) the covenants of Conseco Inc. set forth in Article III, Section 6(b), and (v) the representations and warranties of Reinsurer in
Article VI, Sections 1 and 2 shall survive indefinitely.

14.  Governing Law

     This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to any principles of conflicts of law thereof that are not mandatorily applicable by law and would permit or require the application of the laws of another jurisdiction.

15.  Invalid Provisions

     If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of the Company or Reinsurer under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom, and
(iv) in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

16.  Announcements

     The content and timing of public announcements by either party referencing each other or the nature of the reinsurance provided hereby must be approved in advance by both parties, but such approval shall not be unreasonably withheld, conditioned or delayed.

17.  Contract Controls

     The provisions of this Agreement (without reference to attached Schedules) shall be deemed to control in the event of any inconsistency or conflict between the provisions of this Agreement (without reference to the Schedules attached hereto) and the Schedules attached hereto.


                         [SIGNATURES ON FOLLOWING PAGE]

                                   ARTICLE XV

                                    EXECUTION
                                    ---------

     IN WITNESS WHEREOF, Reinsurer and the Company have executed this Agreement on the dates and at the places set forth below.

                                              CONSECO INSURANCE COMPANY





Date:    May 8, 2007                          By:    /s/Ronald F. Ruhl
      ----------------------------               -----------------------------
Place:   Conseco                              Name:  Ronald F. Ruhl
       ---------------------------                  --------------------------
Witness: /s/Sheila D. Brooks                  Title: Sr. VP.
         -------------------------                   -------------------------

                                              CONSECO, INC., solely as to the
                                              provisions of Article III,
                                              Section 7(b) and Article VII
                                              hereof


Date:    May 8, 2007                          By:    /s/Mark E. Alberts
      ----------------------------               -----------------------------
Place:   Chicago, IL                          Name:  Mark E. Alberts
       ---------------------------                  --------------------------
Witness: /s/Katherine A. Miske                Title: Exec. VP., Chief Actuary
         -------------------------                   -------------------------

                                              REASSURE AMERICA LIFE INSURANCE
                                              COMPANY





Date:    May 8, 2007                          By:    /s/Kenneth H. Stewart
      ----------------------------               -----------------------------
Place:   Armonk, NY                           Name:  Kenneth H. Stewart
       ---------------------------                 ---------------------------
Witness: /s/Patrick J. Conty                  Title:  Managing Director
         -------------------------                  --------------------------